Exhibit 10.1

Omagine Retains BUYINS.NET to Surveil Short Sellers and Market Makers

  Approximately 4.76 Million Shares Shorted Since August 2009
  Short Squeeze Has Begun As Stock Is Above $1.54 SqueezeTrigger Price

NEW YORK, Oct. 7, 2014 -- Omagine, Inc. (OTCQB:OMAG) announced today that BUYINS.NET, http://www.buyins.net, a leading provider of Regulation SHO compliance monitoring, short sale trading statistics and market integrity surveillance, has initiated coverage on Omagine, Inc. (OTCQB:OMAG) after releasing the latest short sale data through October 6, 2014. The total aggregate number of shares shorted since August 2009 is approximately 4.76 million shares (adjusted for a net 5 for 1 reverse split in 2009). Approximately 24.32% of daily trading volume is short selling. The SqueezeTrigger price for all OMAG shares shorted is $1.54. A short squeeze has begun as the price of OMAG is above the $1.54 SqueezeTrigger price.

Click here to view Report: http://www.buyins.com/reports/omag10-7-14.pdf

Click here for SqueezeTrigger: http://www.buyins.com/images2/omagstr10-7-14.jpg

Click here for Friction Factor: http://www.buyins.com/images2/omagff10-7-14.jpg

Click here for detailed explanation: http://www.buyins.com/brochure.pdf

Friction Factor calculates if a fair market is being made in the shares of OMAG. 45% of the previous 38 trading days have been positive or bullish-biased and 55% have been negative or bearish-biased.

Regulation SHO requires bona-fide market-making activities to include making purchases and sales in roughly comparable amounts. The Commission has stated that bona-fide market-making DOES NOT include activity that is related to speculative selling strategies for investment purposes of the broker-dealer and is disproportionate to the usual market making patterns or practices of the broker-dealer in that security. Likewise, where a market-maker posts continually at or near the best offer, but does not also post at or near the best bid, the market-maker's activities would not generally qualify as bona-fide market-making. Moreover, a market-maker that continually executes short sales away from its posted quotes would generally not be considered to be engaging in bona-fide market-making.

BUYINS.NET monitors OMAG market-makers daily for compliance with Fair Market-Making Requirements.

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About Omagine, Inc.

Omagine, Inc. is a publicly traded company (OTCQB:OMAG). The Company conducts all of its real-estate development, tourism and entertainment business activities through either its 60% owned subsidiary Omagine LLC or its 100% owned subsidiary Journey of Light, Inc. The Company is focused on real-estate, entertainment and hospitality opportunities in the Middle East and North Africa (the "MENA Region") which is one of the fastest growing tourist destinations in the world.

Governments in the MENA Region are seeking to diversify their economies and create employment for their citizens via the development of tourism destination projects. It is the Company's opinion that this governmental strategic vision combined with the enormous financial resources in the MENA Region will continue to present superb development opportunities. The Company presently focuses the majority of its efforts on the business of Omagine LLC and specifically on the Omagine Project.

Investors or interested parties may visit Omagine's website at www.omagine.com for more information about the Company or http://agoracom.com/ir/omagine which is the Company's investor relations website.

About BUYINS.NET

BUYINS.NET, http://www.buyins.net, monitors trading in all US stocks in real time and maintains massive databases of short sale and naked short sale time and sales data, short squeeze SqueezeTrigger prices, market-maker price movements, shareholder data, statistical data on earnings, sector correlation, seasonality, hedge fund trading strategies and comparable valuations. Reports include:

REGULATORY & COMPLIANCE NEWS

Friction Factor - market-maker surveillance system tracking market-makers to determine Price Friction and compliance with new "Fair Market-Making Requirements".

RegSHO Naked Shorts - tracks EVERY failure to deliver in all US stocks and all Threshold Security Lists daily for which stocks have naked short positions.

INVESTMENTS & TRADING

SqueezeTrigger - 40 billion cell database tracks EVERY short sale (not just total short interest) in all US stocks and calculates volume weighted price that a short squeeze will begin in each stock.

Earnings Edge - predicts probability, price move and length of move before and after all US stock earnings reports.

Seasonality - predicts probability, price move and length of move based on exact time of year for all US stocks.

Group Trader - tracks sector rotation and stock correlation to its sector and predicts future moves in ALL sectors and industry groups.

Pattern Scanner - automates tracking of technical patterns and predicts next move in stocks.

GATS - tracks all strategies

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DISCLAIMER:

BUYINS.NET is not a registered investment adviser and nothing contained in any materials should be construed as a recommendation to buy or sell any securities. OMAG has paid a non-affiliate $1,117 per month for six months of data provided in this report. OMAG has not approved the statements made in this release. Please read our report and visit our website, http://www.buyins.net, for complete risks and disclosures.

Omagine, Inc.

Corporate Inquiries

Charles P. Kuczynski, Vice-President

(212) 563-4141

BUYINS.NET

Thomas Ronk

800-715-9999

http://www.buyins.net

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